EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) for the registration of 4,740,000 shares of its common stock pertaining to the 2018 Stock Plan and 2018 Employee Stock Purchase Plan of Rudolph Technologies, Inc. of our reports dated February 16, 2018, with respect to the consolidated financial statements of Rudolph Technologies, Inc. and the effectiveness of internal control over financial reporting of Rudolph Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

May 16, 2018